EXHIBIT 99.1

BOSTON SCIENTIFIC ANNOUNCES PLAN TO REALLOCATE
CRM RESEARCH AND DEVELOPMENT RESOURCES

Plan to increase innovation, productivity and competitiveness

Company announces preliminary Q4 CRM sales; strengthens number two ICD position

Natick, MA (January 8, 2007) -- Boston Scientific Corporation (NYSE: BSX) today announced a plan to reallocate its cardiac rhythm management (CRM) research and development resources to increase innovation, productivity and competitiveness, and to enhance the Company’s ability to deliver new products to physicians and their patients.

The plan is designed to regain market share and builds on the initiative begun last year to restore trust and confidence in the Company’s CRM Group. It is also designed to position the Company to grow its share of the CRM market in the future. The plan will focus on a more selective number of research and development projects that best meet the needs of physicians and their patients.

“This plan will shift resources from less productive projects to more productive ones, reinvigorating our product pipeline and driving top-line growth,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific. “It is designed to increase the productivity of our research and development so we can deliver more and better products. This is a different approach that will require us to be more selective, more disciplined and more focused. This plan - coupled with strengthened sales and marketing execution - will better align our resources to take advantage of the substantial opportunities in the CRM space. Above all, it will allow us to better serve physicians and patients with an improved flow of new products.”

The Company today also released preliminary CRM net sales for the fourth quarter of 2006 of approximately $489 million, a 10 percent increase over net sales of $446 million in the third quarter of 2006.

“We were pleased with our sequential quarterly sales increase, and we believe the CRM market is starting to resume its growth,” said Tobin.  “Fourth quarter sales of implantable cardioverter defibrillators (ICDs) were approximately $356 million -- a 13 percent increase over the third quarter -- which indicates a strengthening of our number two position in the ICD market.”

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Boston Scientific Corporation/Page
January 8, 2007

The CRM plan will result in a reduction of the CRM workforce by approximately 500 to 600 employees in the first quarter of 2007. Positions will be eliminated in research and development as well as a number of other functions. The plan is expected to result in after-tax costs of approximately $70 million, which include change-in-control payments related to last year's acquisition of Guidant by Boston Scientific.

The Company intends to reinvest the bulk of the savings from the plan back into the CRM Group to create a strong, competitive pipeline that will help grow revenue, which combined with expense controls, should lead to increased profitability. The reinvestment will include new positions in the research and development function where there are currently shortages of critical skills.

Decisions on which positions will be impacted will be made in the coming weeks, with the completion of the process anticipated by mid-February. Affected employees will be offered severance packages, outplacement services, counseling and other assistance and support.

The majority of the job losses will occur at the Boston Scientific CRM facility in Arden Hills, Minnesota. Boston Scientific currently employs approximately 29,000 people worldwide.

“We will treat departing employees with fairness and respect, and we will provide them assistance to ease the transition to another job,” said Tobin.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit www.bostonscientific.com.

This press release contains forward-looking statements.  Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

CONTACT:           Paul Donovan
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Media Relations
Boston Scientific Corporation

Dan Brennan
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Investor Relations
Boston Scientific Corporation